UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2013

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732) 240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 27, 2013, OceanFirst Financial Corp. (the “Company”) announced that Christopher D. Maher will join the Company and OceanFirst Bank (the “Bank”) as President and Chief Operating Officer. Mr. Maher, who fills the position left open by the resignation of Vito Nardelli in August 2012, is expected to commence service to the Company and the Bank on March 25, 2013.

Mr. Maher, age 47, has served as President and Chief Executive Officer of Patriot National Bancorp and Patriot National Bank since 2010. Prior to that, Mr. Maher was employed by The Dime Savings Bank of Williamsburgh and its holding company, Dime Community Bancshares, Inc., since 2005, where he was in charge of retail banking and was appointed as Executive Vice President and Chief Retail Officer in 2009.

The press release announcing the hiring of Mr. Maher is attached as Exhibit 99.1.

On February 22, 2013, Mr. Maher entered into an employment agreement with each of the Company and the Bank. The following is a summary of the employment agreements, which are attached as Exhibits 10.30 and 10.31, respectively, and this summary is qualified by reference to those agreements.

The employment agreements provide for an annual Base Salary of $375,000, which may be increased but not decreased. In addition, Mr. Maher will be entitled to receive an annual cash bonus depending on the Company’s performance against certain metrics established by the Compensation Committee from time to time. The cash bonus target will be 45% of Base Salary (pro rated for actual dates of employment during 2013), with a threshold bonus of 50% of the target bonus and a maximum bonus equal to 150% of the target bonus, as more fully set forth in a separate award agreement. Mr. Maher will be entitled to use of a Company automobile, and to participate in all company benefits that are generally made available to executive officers of the Company and the Bank, to the extent permissible under the general terms and provisions of such plans or programs, and other perquisites approved by the Boards of the Company or the Bank. In addition, Mr. Maher will also be reimbursed for certain relocation expenses up to $75,000.

Under the Company’s employment agreement, 90 days after joining the Company and the Bank (the “Effective Date”), Mr. Maher will be granted 22,500 nonqualified stock options and a number of restricted shares with a compensation expense equal to the compensation expense of such options, as determined by the Holding Company. Such restricted shares and options described will vest in five equal annual installments with the first installment vesting no later than the first anniversary of the award date.

Each employment agreement has a term ending December 31, 2014 and provides that the Boards of the Bank and the Company may extend the agreements for an additional period, unless written notice of non-renewal is given by the Board after conducting an annual performance evaluation. The employment agreements provide that if Mr. Maher’s employment is terminated during the term by the Company or the Bank without Cause (as defined) or Mr. Maher resigns for Good Reason (as defined), Mr. Maher will receive a severance payment equal to the greater of (i) the amount of the remaining payments that Mr. Maher would have earned if he had continued his employment with the Company and the Bank during the remaining term at his Base Salary at the date of termination; or (ii) one year’s Base Salary at the date of termination, as well as continued medical, dental and disability coverage for the later of the remaining term or one year.

Under the agreements, if following a change in control (as defined) of the Bank or the Company Mr. Maher’s employment is terminated without Cause or he resigns for Good Reason, he would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the Agreements; or (ii) three times the average of the five preceding taxable years’ compensation (or such lesser number of years in the event that he has been employed by the Company for less than five years.) Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of Mr. Maher to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to Mr. Maher during the preceding five taxable years. The Bank and the Company would also continue Mr. Maher’s life, health, and disability coverage for thirty-six months. However, if the amount of such termination benefits are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Mr. Maher’s employment agreement with the Company also provides that the parties will also enter into, within 90 days of the Effective Date, a Supplemental Executive Retirement Plan Agreement, pursuant to which the Company will establish an account for the benefit of his retirement and make the payments to such account set forth on Schedule A to the employment agreement. Such account would be paid in full upon the termination of his employment due to his retirement after age 65, resignation for Good Reason, termination without Cause, or his death. If Mr. Maher’s employment terminates other than as in the preceding sentence, Mr. Maher shall be paid the balance of the account, less contributions for the preceding five years and less any earnings on those forfeited contributions.

Although both the Company and the Bank agreements provide for similar payments of Base Salary and on termination of employment, the agreements prevent duplication of payments so that Mr. Maher would only be entitled to one payment.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

10.30	Employment Agreement between Christopher D. Maher and OceanFirst Financial Corp. dated February 22, 2013

10.31	Employment Agreement between Christopher D. Maher and OceanFirst Bank dated February 22, 2013

99.1	Press Release dated February 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and Chief Financial Officer

Dated: February 28, 2013